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                                                                    EXHIBIT 23.1

                      CONSENT OF INDEPENDENT ACCOUNTANTS


      We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated June 21, 1996, relating to the financial statements of Cross-Continent Auto Retailers, Inc., which appears on page F-2 of the Company's Prospectus dated September 23, 1996. We also hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated June 4, 1996, relating to the financial statements of Jim Glover Dodge, Inc., which appears on page F-21 of the Company's Prospectus dated September 23, 1996 and our report dated July 3, 1996, relating to the financial statements of Lynn Hickey Dodge Inc., which appears on page F-30 of the Company's Prospectus dated September 23, 1996.

/s/ PRICE WATERHOUSE LLP



Fort Worth, Texas
March 7, 1997